EXHIBIT 10.5

[date]

[name and address]

                    Re: Severance Agreement

Dear                    :

               The Creditors' Committee, as defined herein in Section 8, has approved a retention program for you that will apply in the event of the termination of your services (hereinafter referred to as "employment") to the Company. This letter agreement (the "Agreement") sets forth such terms. Capitalized terms not otherwise defined, shall have the meanings specified in Section 8.

               1.  Effectiveness and Term. On execution by the Company and you, this Agreement shall be effective and shall continue so long as you are employed by the Company; provided, however, that you may terminate this Agreement and decline to participate in the Retention Program by delivering written notice to such effect to the Company and to the Creditors' Committee at any time prior to your acceptance of any payment under the Retention Program.

               2.  Prior Severance Agreement. Except as provided herein, any prior agreement, arrangement or understanding between you and the Company, relating to or in connection with the possible payment of severance to you upon termination of your employment, is hereby terminated and superceded in its entirety by this Agreement.

               3.  Effect of Involuntary Termination. In the event of your Involuntary Termination, the Company shall make either the Mitigation Election or the Non-compete Election at the time of such Involuntary Termination.

               (a)  Severance Payment Under Mitigation Option. In the event the Company makes the Mitigation Election and subject to your execution of a release in favor of the Company, the Company shall (i) pay you an amount equal to your annual salary at the rate then in effect and (ii) deposit into the Escrow Account an amount equal to your annual salary at the rate then in effect. You agree to notify the Company in writing

[name]

[date]

within ten business days after obtaining any employment during the two years after your Involuntary Termination. On the first anniversary of your Involuntary Termination, the Company shall be entitled to withdraw from the Escrow Account an amount equal to the sum of any signing bonuses and all salary earned by you subsequent to your Involuntary Termination through the first anniversary of such date (regardless of whether such bonuses and/or salary is deferred at the election of either you or your new employer) and any interest earned on that amount in the Escrow Account which is allocable to such amounts. On the last day of each month commencing with the first month after the first anniversary of your Involuntary Termination and ending with the twelfth month after such anniversary, you may receive an amount equal to the Monthly Severance Payment following delivery to the Company of your sworn statement that you are entitled to receive such amount hereunder.

               (b)  Severance Payment Under Non-compete Option. In the event the Company makes the Non-compete Election and subject to your execution of a release in favor of the Company, the Company shall pay you an amount equal to two times your annual salary at the rate then in effect. You shall not be required to mitigate the amount of any payments provided in this subsection by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this subsection be reduced by any compensation earned by you as the result of employment by another employer or by pension benefits paid by the Company or another employer after the date of termination or otherwise.

               (c)  Certain Benefits. In the event of your Involuntary Termination, you and your eligible dependents shall continue to be eligible to participate during the Benefit Continuation Period in the medical, dental, health, life, and other fringe benefit plans and arrangements applicable to you immediately prior to you Involuntary Termination on the same terms and conditions in effect for you and your dependents immediately prior to such Involuntary Termination.

               (d)  Accrued Wages, Etc. In the event of your Involuntary Termination, the Company shall pay you the full amount of any earned but unpaid salary through the date of such termination, plus a cash payment (calculated on the basis of your salary at the rate then in effect) for all unused paid time off which you have earned as of the date of such termination and a cash payment for any unreimbursed expenses.

               4.  Effect of Other Terminations. In the event that your employment with the Company terminates for reasons other than your Involuntary Termination, the Company shall pay you the full amount of any earned but unpaid salary through the date of such termination, plus a cash payment (calculated on the basis of your salary at the rate then in effect) for all unused paid time off which you have earned as of the date of such termination and a cash payment for any unreimbursed expenses. As of the date of such termination, you shall immediately relinquish the right to any additional payments or benefits from the Company under this Agreement.

[name]

[date]

               5.  Protection of the Company's Interests.

               (a)  No Competing Employment. You shall not, unless you receive the prior written consent of the Company, directly or indirectly, own an interest in, manage, operate, join, control, lend money, or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant, or otherwise, any individual, partnership, firm, corporation, or other business organization or entity that competes with the Company (other than an entity that began competing with the Company after your termination of employment) (i) as long as you are employed by the Company, (ii) during the Restricted Period in the event of your Involuntary Termination and the Non-compete Election by the Company, and (iii) during the Restricted Period in the event of termination of your employment for any other reason; provided, however, that this Section shall not proscribe your ownership, either directly or indirectly, of less than five percent of any class of securities which are listed on a national securities exchange or quoted on the automated quotation system of the National Association of Securities Dealers, Inc.; provided, further, that this Section shall not proscribe your employment with a competing entity in a capacity which is not responsible for the generation of operating revenue; and provided further, that you shall be released from the foregoing obligations following the Non-compete Election by the Company if the Company fails to timely pay any amount due to you under this Agreement.

               (b)  No Interference. During the Restricted Period, you shall not, whether for your own account or for the account of any other individual, partnership, firm, corporation, or other business organization (other than the Company), intentionally solicit, endeavor to entice away from the Company, or otherwise interfere with the relationship of the Company with any person who is employed by or otherwise engaged to perform services for the Company or any person or entity who is, or was within the then most recent twelve-month period, a customer, client, or supplier of the Company.

               (c)  Confidentiality. You hereby covenant and agree that you will not at any time, except in performance of your obligations to the Company hereunder or with the prior written consent of the Company, directly or indirectly disclose to any person any secret or Confidential Information that you may learn or have learned by reason of your association with the Company.

               (d)  Exclusive Property. You hereby confirm that all Confidential Information is and shall remain the exclusive property of the Company. All business records, papers, and documents kept or made by you in whatever form maintained, whether documentary, computerized, or otherwise, relating to the business of the Company shall be and remain the property of the Company. On termination of your employment with the Company for any reason or upon the request of the Company at any time, you shall promptly deliver to the Company, and shall not without the prior written consent of the Company, retain

[name]

[date]

copies of any Confidential Information or records and documents made by you or coming into your possession concerning the business or affairs of the Company.

               (e)  Relief. Without intending to limit the remedies available to the Company, you acknowledge that a breach of any of the covenants contained in this Section may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary injunction restraining you from engaging in activities prohibited by this Section or such other relief as may be required to specifically enforce any of the covenants of this Section.

               6.  Legal Fees and Expenses. The Company shall pay or reimburse you on an after-tax basis for all costs and expenses (including, without limitation, court costs and reasonable legal fees and expenses which reflect common practice with respect to the matters involved) incurred by you as a result of any claim, action, or proceeding (i) arising out of your termination of employment during the Term, (ii) contesting, disputing, or enforcing any right, benefits, or obligations under this Agreement, or (iii) arising out of or challenging the validity, advisability, or enforceability of this Agreement or any provision thereof; provided, however, that this provision shall not apply if the relevant trier-of-fact determines that your claim or position was frivolous and without reasonable foundation.

               7.  Successors; Binding Agreement. This Agreement shall be binding upon and inure to the benefit of you (and your personal representatives and heirs), the Company, and any organization which succeeds to substantially all of the business or assets of the Company, whether by means of merger, consolidation, acquisition of all or substantially all of the assets of the Company, or otherwise. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee or, if there is no such designee, to your estate.

               8.  Definitions. The following capitalized terms shall have the meanings specified below:

               (a)   "Benefit Continuation Period" means the period commencing on the date of your Involuntary Termination and ending on the earlier to occur of (i) the second anniversary of the date of your Involuntary Termination or (ii) the date that you and your dependents are eligible and elect coverage under the plans of a subsequent employer which provide substantially equivalent or greater benefits to you and your dependents than the medical, dental, health, life, and other fringe benefit plans and arrangements applicable to you immediately prior to your Involuntary Termination.

[name]

[date]

               (b)  "Cause" means a termination of your employment during the Term which is a result of (i) your felony conviction, (ii) a determination by the board of directors of the Company that you have violated any of the protective covenants set forth in Section 5 of this Agreement or (iii) your continued failure substantially to perform the duties reasonably requested by the Company (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure resulting from a resignation by you for Good Reason) after a written demand for substantial performance is delivered to you by the board of directors of the Company, which demand specifically identifies the manner in which the board of directors of the Company believes that you have not substantially performed your duties, and which performance is not substantially corrected by you within 10 days of receipt of such demand.

               (c)  "Confidential Information" means any information not previously disclosed to the public or to the trade by the management of the Company with respect to the Company's services, products, facilities, and methods, salary and benefit information, trade secrets, and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, pricing information, customer lists, financial information (including the revenues, costs, or profits associated with any of the Company's products or lines of business), business plans, prospects, or opportunities.

               (d)  "Creditors' Committee" means the statutory committee of creditors appointed in the jointly administered cases filed by the Company on October 14, 1999, with the United States Bankruptcy Court for the District of Delaware pursuant to title 11 of the United States Code.

               (e)  "Disability" means your inability to engage in substantial gainful activity by reason of any medically determinable mental or physical impairment which can be expected to result in death or which has lasted or can be expected to last a continuous period of not less than 12 months.

               (f)  "Escrow Account" means either an interest bearing escrow account or a comparable security device acceptable to you.

               (g)  "Good Reason" means a resignation of your employment as a result of any of the following:

     (A)  a meaningful and detrimental alteration in your position or the nature of your responsibilities, or a meaningful and detrimental change in your reporting responsibilities or titles, as in effect immediately prior to your termination of employment;

     (B)  a reduction by the Company in your annual base salary as in effect immediately prior to your termination of employment; a reduction in your target annual bonus (expressed as a percentage of base salary) as in effect

[name]

[date]

immediately prior to your termination of employment; or a failure by the Company to provide you with any other form of compensation or benefit being provided to you immediately prior to your termination of employment;

     (C)  the relocation of your regular office worksite outside of Albuquerque, New Mexico; or

     (D)  a material breach by the Company of the provisions of this Agreement;

provided, however, that an event described in the clauses above shall not constitute Good Reason unless it is communicated by you to the Company in writing and is not corrected by the Company in a manner which is reasonably satisfactory to you (including full retroactive correction with respect to any monetary matter) within 10 days of the Company's receipt of such written notice from you.

               (h)   "Involuntary Termination" means (i) your termination of employment by the Company other than for Cause or Disability or (ii) your resignation of employment with the Company and its subsidiaries during the Term for Good Reason.

               (i)   "Mitigation Election" means the election of the Company, exercised by giving written notice to you, to apply the procedures governing payment of severance specified in subsection 3(a).

               (j)   "Monthly Severance Payment" means one-twelfth of any amount in the Escrow Account remaining after the withdrawal by the Company referred to in Section 3(a), minus the amount of any salary earned by you during such month, plus interest applicable to the Monthly Severance Amount, net of all applicable withholding taxes.

               (k)   "Non-compete Election" means the election of the Company, exercised by giving written notice to you, to apply the procedures governing payment of severance specified in subsection 3(b).

               (l)   "Restricted Period" means a period of two years commencing on the termination of your employment for any reason.

               9.  Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

Sun Healthcare Group, Inc.

[name]

[date]

101 Sun Avenue, NE
Albuquerque, NM 87109
     Attention: General Counsel

If to you:

[address]

or to such other address as such person may have furnished to the others in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

               10.  Miscellaneous.

               (a)  Amendments, Waivers, Etc. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

               (b)  Survival. This Agreement shall survive the entry of an order confirming a chapter 11 plan of reorganization for the Company.

               (c)  Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

               (d)  Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

               (e)  Withholding. Amounts paid to you hereunder shall be subject to all applicable federal, state and local withholding taxes.

               (f)  Source of Payments. Except as expressly provided herein, all payments provided under this Agreement shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment. You will have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor

[name]

[date]

of the Company whose claim arose on the date such right to receive payments from the Company arose.

               (g)  Headings. The headings contained in this Agreement are intended solely for convenience of reference and shall not affect the rights of the parties to this Agreement.

               (h)  Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersedes all prior agreements and understandings of the parties with respect to the subject matter hereof.

               (i)  Governing Law; Choice of Forum. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of New Mexico applicable to contracts entered into and performed in such State. Any judicial action related to the validity, interpretation, construction, performance, enforcement, or breach of this Agreement shall be brought by either party or other interested person before the United States Bankruptcy Court for the District of Delaware if brought prior to the effective date of the Company's plan of reorganization under title 11 of the United States Code or in the State of New Mexico before a Court of competent jurisdiction. The parties to this Agreement each knowingly and voluntarily submit and consent to the Courts of the State of New Mexico exercising personal jurisdiction over each of them in any action or proceeding related to the validity, interpretation, construction, performance, enforcement, or breach of this Agreement.

               If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,

SUN HEALTHCARE GROUP, INC. Richard K. Matros Chief Executive Officer

Agreed to as of this           day of                        .

[name]